EXHIBIT 99.1

Enterprise Products Partners L.P.
P.O. Box 4324
Houston, TX 77210
(713) 880-6500

Enterprise Completes Merger with GulfTerra;
Creates $14 Billion Midstream Energy Partnership

        Houston, Texas – (September 30, 2004) — Enterprise Products Partners L.P. (NYSE: EPD) announced the completion of its merger with GulfTerra Energy Partners, L.P. (NYSE: GTM) effective today. The combined partnership, which will retain the name Enterprise Products Partners L.P., is the second largest publicly traded energy partnership with an enterprise value of approximately $14 billion.

        In transactions related to the merger, Enterprise purchased approximately 13.8 million GulfTerra limited partner units for $500 million from El Paso Corporation. GulfTerra’s remaining 57.8 million common units were converted into approximately 104.5 million Enterprise common units based on an exchange rate of 1.81 Enterprise units for each GulfTerra unit. After the completion of the merger, Enterprise has approximately 360.2 million common units outstanding. Enterprise also acquired nine natural gas processing plants and related facilities located in South Texas from El Paso Corporation for $156 million.

        Robert G. Phillips, formerly Chairman of the Board and Chief Executive Officer of GulfTerra’s general partner, was elected President and Chief Operating Officer and a director of Enterprise’s general partner. W. Matt Ralls, formerly an independent director on the board of GulfTerra’s general partner, was elected as an independent director to the board of Enterprise’s general partner.

        The combined partnership serves the largest producing basins of natural gas, crude oil and natural gas liquids (“NGLs”) in the United States, including the Gulf of Mexico, Rocky Mountains, San Juan Basin, Permian Basin, the Texas and Louisiana Gulf Coast region, East Texas and the Mid-Continent. Through connections with third-party pipelines, Enterprise serves production from Canada’s western sedimentary basin. The partnership also provides midstream services to the largest consuming region of natural gas, crude oil and NGLs in the U.S.

        “We are excited to complete this transaction to create one of the leading midstream energy companies in North America,” said O.S. “Dub” Andras, Vice Chairman and Chief Executive Officer of Enterprise. “We believe this combination will provide us with many opportunities to deliver incremental value for both our partners and our customers. We have already begun the work to capitalize on some of these opportunities. The merger also results in a more balanced business mix across the midstream value chain, and together with the natural hedge to natural gas prices that exists between Enterprise and GulfTerra, should provide greater cash flow stability for our partnership.”

        “Our current estimate of annual cash savings from the combination is approximately $140 million. The largest component, which results in immediate savings of approximately $55 million per year, is a decrease in the amount of incentive distributions paid to the general partner of the combined partnership compared to the aggregate amount paid to the general partners of Enterprise and GulfTerra on a stand alone basis. This savings is a result of retaining Enterprise’s incentive distribution structure, which is capped at 25%, compared to GulfTerra’s structure, which was at the highest incentive distribution level of 50%. As a result of work done by transition teams from Enterprise and GulfTerra over the past few months, we have increased our expectations for general and administrative and public company cost savings to approximately $40 million per year. Finally, we anticipate initial interest expense savings of approximately $45 million per year from refinancing GulfTerra’s debt. This excludes the net proceeds from interest rate hedging activities associated with our recent offering of $2.0 billion of long-term notes,” stated Andras.

        “As a result of the expected initial annual cash savings, the board of directors of our general partner approved an increase in the quarterly cash distribution rate to at least $0.395 per unit (or $1.58 per unit on an annual basis) effective with the distribution scheduled to be paid in November 2004,” stated Andras.

        “This merger is truly a compelling event for the investors of both Enterprise and GulfTerra,” said Robert G. Phillips. “We are creating a world class midstream company that will benefit from a great footprint of assets, tremendous growth opportunities in the most prolific producing basins and a strong balance sheet with a low cost capital structure. This will allow the combined partnership to be very competitive in the development of new infrastructure projects to meet the needs of our customers.”

        “Enterprise’s fully integrated value chain offers us a broad set of revenue enhancements and commercial synergies that should create incremental cash flow from our unique group of midstream assets which extend from the wellhead to the consuming customer. Additionally, we expect to further increase the cash flow accretion associated with this merger through a range of operating efficiencies that are available to the combined partnership. A significant operating initiative, identified during the integration transition process and already under way, is to lower operating and capital costs by improving our strategic sourcing and materials purchasing practices to take advantage of the partnership’s larger size and purchasing power. The long-term value generated by these revenue enhancements and operating efficiency strategies would be in addition to the $140 million of identified savings,” stated Phillips.

        Enterprise borrowed approximately $2.7 billion on its $2.25 billion 364-day revolving credit facility and its $750 million multi-year credit facility to purchase approximately 13.8 million of GulfTerra units from El Paso Corporation for $500 million, retire $961 million of debt under Gulfterra’s secured credit facility and term loans, fund an escrow account for $1.1 billion to fund the tender offers for GulfTerra’s outstanding senior and senior subordinated notes and purchase the South Texas natural gas processing plants from El Paso Corporation for $156 million. Enterprise will use the net proceeds from its recent $2.0 billion private placement of senior unsecured notes to refinance a portion of the amounts outstanding under the $2.25 billion 364-day revolving credit facility.

        In connection with the merger, Enterprise and Dan Duncan entered into a consent agreement with the Federal Trade Commission. Under the terms of this agreement, Enterprise agreed to sell its 50% member interest in Starfish Pipeline Company, LLC and its 50% interest in an NGL storage facility in Mississippi. Starfish owns the Stingray natural gas pipeline system in the Gulf of Mexico and the associated Triton natural gas gathering system and West Cameron dehydration facility.

        Enterprise Products Partners L.P. is the second largest publicly traded, midstream energy partnership with an enterprise value of approximately $14.0 billion, and is a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs and crude oil. Enterprise transports natural gas, NGLs and crude oil through 31,000 miles of onshore and offshore pipelines and is an industry leader in the development of midstream infrastructure in the Deepwater Trend of the Gulf of Mexico. Services include natural gas transportation, gathering, processing and storage; NGL fractionation (or separation), transportation, storage, and import and export terminaling; crude oil transportation and offshore production platform services. For more information, visit Enterprise on the web at www.epplp.com.

        This press release contains various forward-looking statements and information that are based on Enterprise’s beliefs and those of its general partner, as well as assumptions made by and information currently available to them. When used in this press release, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding the contemplated transaction and the plans and objectives of Enterprise for future operations, are intended to identify forward-looking statements. Although Enterprise and its general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither it nor its general partner can give assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those Enterprise and its general partner anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on Enterprise’s results of operations and financial condition are:

•	fluctuations in oil, natural gas and NGL prices and production due to weather and other natural and economic forces;
•	the effects of the combined company’s debt level on its future financial and operating flexibility;
•	a reduction in demand for its products by the petrochemical, refining or heating industries;
•	a decline in the volumes of NGLs delivered by its facilities;
•	the failure of its credit risk management efforts to adequately protect it against customer non-payment;
•	terrorist attacks on its facilities;
•	the failure to successfully integrate the respective business operations of GulfTerra or the failure to successfully integrate any future acquisitions; and
•	the failure to realize the anticipated cost savings, synergies and other benefits of the merger with GulfTerra.

        Enterprise has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

      Contact: Randy Burkhalter, Investor Relations, Enterprise Products Partners L.P. (713) 880-6812, www.epplp.com

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